EXHIBIT 10.2
Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, WI USA
53201-0571

March 11, 2022

Russell Shaller

Dear Russell,

On behalf of Brady Corporation (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer (“CEO”), working at the Company’s headquarters at 6555 West Good Hope Road in Milwaukee, Wisconsin. In this role, you will be reporting to the Company’s Board of Directors (“the Board”).

Outlined below are the revised terms and conditions of your employment. In developing this offer, our goal has been to provide you with an attractive and competitive compensation package as you undertake your new position effective April 1, 2022 (the “Effective Date”).

Board Appointment. You will be appointed to the Board upon the Effective Date.

Annual Base Salary. In your new position as President and CEO, your annual base salary will be $690,000 per year, payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Your annual base salary will be reviewed annually and may be changed at the discretion of the Board or Management Development and Compensation Committee (the “Committee”).

Annual Bonus Plan. You are eligible to participate in the Company’s annual incentive program. Bonus awards are based on attainment of specified Company operating and financial goals as well as achievement of defined individual objectives. Your targeted annual bonus opportunity is 100% of annual base salary with upside potential to 300% of this target depending on individual performance and Company results, pro-rated as of the Effective Date.

Special Equity Grant. You will be entitled to receive a one-time equity grant of restricted stock units with a grant value of $250,000 (the “Special RSU Award”) to be granted on the Effective Date. The Special RSU Award will vest in equal installments on the first, second and third anniversary of the grant. The terms and conditions of the Special RSU Award will be set forth by a separate equity award agreement.

Annual Stock Incentives. You are eligible to participate in the Company’s annual equity incentive program. You will receive an annual stock incentive award with a grant date value of $2,535,000 (the “Initial Annual Grant”).

For the Initial Annual Grant, thirty percent (30%) will be in the form of non-qualified stock options and thirty percent (30%) will be in the form of restricted stock units (“RSUs”), both to be granted on the Effective Date. The remaining forty percent (40%) of the Initial Annual Grant will be in the form of performance restricted stock units (“PSUs”) to be granted on August 1, 2022. The terms and conditions of the Initial Annual Grant will be set forth by separate equity award agreements.

The actual grant date value and form of any equity awards made thereafter during your employment shall be determined at the discretion of the Committee after taking into account the Company’s and your performance and other relevant factors.

Stock Ownership. You will be required to acquire and hold, directly or indirectly shares equal to five (5) times your base salary within five (5) years of the Effective Date. For this purpose, share ownership shall be determined in accordance with the Company’s share ownership policy. No selling of Company stock is allowed (other than as withholding or sale for taxes at your highest applicable tax rate) until the ownership requirement has been satisfied.

Clawbacks. All bonuses and equity grants are subject to the Company’s clawback policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform.

Car Allowance. You will receive a car allowance in the amount of $18,000 per year or $692.31 per bi-weekly pay period.

Employee Benefits. You will continue to be eligible for an excellent package of employee benefits, which includes medical, dental, vision, life insurance, and other programs. Please see the attached Summary of Executive Benefits for full details.

Vacation and Holidays. You are eligible for 5 weeks of vacation annually. In addition, you will enjoy 9 company paid holidays and 3 floating holidays.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable and religious activities or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company. Any outside activities must be in compliance with and approved if required by the Company’s Code of Ethics or Corporate Governance principles.

Employment At-Will. Please understand that this offer letter is not a contract of employment for any specific or minimum term. This means that your employment is at-will that may be terminated at any time by you or the Company, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the Company’s Chair of the Board and you.

Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or you resign for Good Reason, the Company will pay you a severance benefit equal to two times the sum of your base salary and target bonus, payable in monthly installments over a 24-month period. For this purpose, “Cause” means (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from physical or mental incapacity) after written demand for performance is given to you by the Company which specifically identifies the manner in which the Company believes you have not substantially performed and a reasonable time to cure has transpired, (ii) your conviction of or plea of nolo contendere for the commission of a felony, or (iii) your commission of an act of dishonesty or of any willful act of misconduct which results in or could reasonably be expected to result in significant injury (monetarily or otherwise) to the Company, as determined in good faith by the Committee. “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 60 days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than 30 days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and target bonus amount (other than pro rata reductions that also affect substantially all other similarly situated employees) without your prior written agreement; (2) the material diminution of your authority, duties or responsibilities as President and CEO of the Company without your prior written agreement; or (3) the relocation of your position with the Company to a location that is greater than 50 miles from Milwaukee, Wisconsin and that is also further from your principal place of residence, without your prior written agreement, provided that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason”. All severance benefits are conditioned on your signing a full release of any and all claims against the Company in a release form acceptable to the Company and commercially reasonable and standard within the community (within 60 days after your termination of employment or such shorter period as may be specified by the Company) after the termination of your employment and you not revoking such release pursuant to any revocation rights afforded by applicable law. Upon a termination of your employment, you hereby resign as of the date of such termination as a director and officer of the Company and its affiliates and subsidiaries and as a fiduciary of any of its or their benefit plans, and you agree to promptly execute and deliver upon such termination any document reasonably required by the Company to evidence the foregoing.

Change in Control Agreement. You will be provided with a separate Change in Control agreement that in the event of a qualifying termination within 24 months following a change in control, you will receive two times your annual base salary and two times your target bonus.

Code Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event that you become entitled to receive payments or benefits under this Agreement or under any other plan, agreement or arrangement with the Company (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999, or any similar or successor provision (the “Excise Tax”), the Company shall pay you either (i) the full amount of the Total Payments or (ii) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. The determination as to whether and to what extent payments are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense.

Confidentiality. During your employment with the Company, the Company will provide you with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. You agree that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of your employment with the Company for any reason, you agree to immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Board of Directors, you will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of your employment with the Company. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, “Confidential Information” refers to proprietary information belonging to the Employer that is not generally known in the industry or by the public, the disclosure of which could be harmful to the Employer. It includes, but is not limited to, proprietary production information, technical information, merchandizing information, software (source code and object code), marketing plans, pricing plans and strategies, business plans and strategies, unpublished financial information, financial projections and forecasts, research and development, production methods and techniques, pricing and costs, policies, procedures, practices, customer information, supplier information, vendor information, and product specifications. Confidential Information includes information created by Employee in performing Employee’s duties for Employer.

Non-Competition; Non-Solicitation. You agree that during the time of your employment with Company, you will not, within the United States, directly or indirectly, perform duties as or for a Competitor, or participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company. In addition, for a period of 24 months following the termination of your employment with Company, you will not: (A) perform duties as or for a Competitor that are the same as or similar to the duties performed by you for the Company at any time during any part of the 24 month period preceding the termination of your employment with Company; or (B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company during any part of the 24-month period preceding the termination of your employment with Company. For purposes of the foregoing, a Competitor shall mean any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of, any product or service which is directly competitive with one with respect to which you acquired Confidential Information by reason of your work with the Company.

Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The Company will instruct its Chief Executive and the named executive officers of the Company, other than in the good faith performance of their duties to the Company or in connection with their fiduciary duties to the Company and applicable law, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. This paragraph shall not be violated by statements from either party which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this offer letter.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

IRC 409A. This letter agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and shall be interpreted and administered accordingly. If any provision or term of this Agreement would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code. Each severance payment shall be treated as a separate and distinct “payment” for purposes of Code Section 409A. Accordingly, any such payments that would otherwise be payable (i) within 2-½ months after the end of the Company’s taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) within 2-½ months after your taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period which meet the conditions for the severance pay exception under Section 409A shall also be exempt from Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Choice of Law, Jurisdiction, Venue. This letter and all disputes arising hereunder or relating hereto shall be governed by the internal laws of the state of Wisconsin, without regard to its conflict of laws principles. EACH OF THE PARTIES HERETO (A) SUBMITS TO THE JURISDICTION OF THE STATE COURTS LOCATED IN THE COUNTY OF MILWAUKEE, WISCONSIN, U.S.A., OR THE U.S. FEDERAL DISTRICT COURT FOR

THE EASTERN DISTRICT OF WISCONSIN WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER; (B) AGREES THAT ANY CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD OR DETERMINED ONLY IN SUCH COURT; (C) AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER IN ANY OTHER COURT UNLESS OR UNTIL SUCH COURT HAS FINALLY REFUSED TO EXERCISE JURISDICTION; AND (D) WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT.

Notices. All notices and other communications under this letter shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Shaller:	Russell Shaller

If to Brady:	Brady Corporation
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
Attention: CFO

Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ BRADLEY C. RICHARDSON
Brady Corporation
Bradley C. Richardson
Chair of the Board

ACKNOWLEDGEMENT

I acknowledge that I have carefully read this agreement and that I understand and accept the terms and conditions of this offer of employment with Brady Corporation.

/s/ RUSSELL SHALLER	March 15, 2022
Russell Shaller	Date